Exhibit 99.1

PRESS RELEASE

Autoliv settles outstanding equity units — issues shares

(Stockholm, May 1, 2012) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIV SDB) – the worldwide leader in automotive safety systems – today announced the settlement of all of its remaining Equity Units, resulting in an increase of the number of outstanding shares to approximately 95.3 million. The Equity Units (traded as Corporate Units – ALV.PRZ – CUSIP 052800208) will no longer be traded on the New York Stock Exchange.

On April 30, 2012, Autoliv, Inc. (the “Company”) settled the purchase contracts forming a part of its Equity Units issued in 2009 by delivering 5.8 million shares of its common shares to Equity Units holders. In return, the Company received approximately $106 million in cash. As a result of the settlement, the Company’s net cash position and its stockholders’ equity were increased by approximately $106 million, while the total number of shares outstanding increased from approximately 89.5 million to 95.3 million.

As already announced, the Company successfully remarketed the debt component of the Equity Units on March 15, 2012. This remarketing is expected to reduce the Company’s interest expense net by $11 million in 2012 compared to last year.

Background:

On March 30, 2009, Autoliv issued 6.6 million Equity Units consisting of forward purchase contracts and senior notes due 2014. In 2010, Autoliv repurchased and accelerated the settlement of approximately 2.3 million Equity Units. The approximately 4.3 million Equity Units remaining have now been settled in accordance with the original agreement.

Inquiries:
Mats Wallin, CFO	Tel +46 (0)8-587 20 600
Hannes Wadell, Treasury	Tel +46 (0)8-587 20 655

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 50,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test

Autoliv Inc.	Autoliv North America, Inc.
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25	Tel +1-248-475-0427
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc. Vasagatan 11, 7th floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25 e-mail: mats.odman@autoliv.com	Autoliv North America, Inc. 26545 American Drive Southfield, MI 48034, USA Tel +1-248-475-0427 e-mail: ray.pekar@autoliv.com